Sabra Announces Raymond J. Lewis Has Resigned from its Board of Directors
IRVINE, Calif., February 8, 2022 (BUSINESS WIRE) – Sabra Health Care REIT, Inc. (“Sabra,” the “Company” or “we”) (Nasdaq: SBRA) announced that Raymond J. Lewis resigned from the Company’s Board of Directors on February 7, 2022.
Rick Matros, CEO and Chairman of Sabra, said “Ray has been a fantastic Board member and his contribution to Sabra is invaluable and greatly appreciated. As most know, Ray was the CEO of CCP and it was a pleasure working with him on the merger of our two companies and developing a friendship I will always cherish.”
Mr. Lewis stated, “I want to thank Rick, my fellow board members, and the entire Sabra team for the opportunity to serve on the Sabra board. As I step aside to focus on other business priorities, I am confident that Sabra has the leadership to navigate challenges of Covid and position the Company to thrive as we emerge from the pandemic.”
About Sabra
Sabra Health Care REIT, Inc., a Maryland corporation, operates as a self-administered, self-managed real estate investment trust (a "REIT") that, through its subsidiaries, owns and invests in real estate serving the healthcare industry throughout the United States and Canada.
Investor & Media Inquiries: 1-888-393-8248 or investorinquiries@sabrahealth.com